Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2014, relating to the financial statements as of and for the year ended December 30, 2013, which appears in TTM Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2015.

/s/ PricewaterhouseCoopers LLP
Irvine, CA
June 1, 2016